Exhibit 7.9

September 16, 2008

HIGHLY CONFIDENTIAL

Mrs. Laura Clark

Vice President

Inland Capital Markets Group, Inc.

100 Galleria Parkway, STE 1030

Atlanta, GA 30339

Re: Non-Disclosure Agreement

Dear Laura:

We understand that you and certain persons affiliated with the Inland Real Estate Group of Companies, Inc. (“IREGC”) own approximately 6.9% of our common stock and one of such affiliates is acquiring an additional approximate 2.8% of our common stock and that, while you are presently not making any proposals to the undersigned, you would like to conduct due diligence to propose a possible transaction which may include a purchase of additional shares of our common stock, the acquisition of all of the outstanding shares of our common stock, a joint venture or other strategic transaction or a merger with us. In connection with your evaluation of whether to propose such a possible transaction (the “Possible Transaction”) between you and/or an entity affiliated with IREGC who owns our common stock as of the date hereof or a subsidiary thereof, on the one hand (“Inland,” “you” or “your”), and CapLease, Inc. and/or one or more of its subsidiaries, affiliates, Representatives (as defined below) or divisions (“CapLease,” “we” or “us”), on the other hand, you require access to certain information about us and our assets and operations. All such information, whether furnished before, on or after the date of this agreement (this “Agreement”) is collectively referred to herein as “Evaluation Material.” We acknowledge the receipt of a proposed amendment to the Schedule 13D filed by Inland American and certain other persons relating to our common stock to be filed immediately following the execution of this Agreement. In consideration of our agreement to furnish you such Evaluation Material, each of us hereby agrees as follows:

1.             Confidentiality.  To the extent you receive the Evaluation Material, you will use such Evaluation Material only for the purpose of evaluating the Possible Transaction. You agree to keep all Evaluation Material confidential and not to disclose or reveal any of it in any manner (unless otherwise required by law, regulation or legal process; and then only after compliance with Section 3 below), except that the Evaluation Material or portions thereof may be disclosed to those of your subsidiaries, affiliates, divisions, directors, trustees, officers, employees, attorneys, accountants, advisors and agents (collectively “Representatives”; as the context may require, the term “Representatives” may refer to your subsidiaries, affiliates, divisions, directors, trustees, officers, employees, attorneys, accountants, advisors and agents) who need to know such information for the purpose of evaluating the Possible Transaction (it being understood that those Representatives will be informed of the confidential nature of the evaluation material and the existence of this Agreement, and directed to abide by its terms).

2.             Evaluation Material.  The term “Evaluation Material” does not include information which (i) at the time of disclosure or thereafter is available to and known by the public (other than as a result of its disclosure by you or your Representatives), (ii) was available to you or your Representatives on a non-confidential basis from a source other than the disclosing party or the Representatives of the disclosing party or (iii) has been independently acquired or developed by you or your Representatives without violating any of its obligations under this Agreement.  We acknowledge that you will incur substantial expenses in connection with your evaluation of whether to propose a Possible Transaction and that you wish to accomplish such due diligence review by October 3, 2008. Accordingly, CapLease agrees to use its commercially reasonable efforts to provide promptly such access to our executive personnel, business records, documents, reports, title policies, loan documents and any other material as you reasonably may request in connection with your due diligence review.

3.             Required Disclosure.  In the event that you or any of your Representatives is requested pursuant to, or required by, applicable law, regulation, or legal process to disclose any of the Evaluation Material or the fact that the Evaluation Material has been made available or to make any other disclosure restricted under Section 5 or Section 11 of this Agreement, prior to making such disclosure you will notify us as soon as reasonably possible so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained, or that we waive compliance with the terms of this Agreement, you will furnish only that information which you are advised by legal counsel is legally required and will exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information, if such disclosure is non-public. CapLease acknowledges that Inland American is currently selling shares of its stock pursuant to an effective registration statement and that nothing herein shall obligate Inland American to cease sales under such registration statement or any successor registration statement or prevent Inland American from filing and distributing one or more prospectuses, prospectus supplements, or making other disclosure relating to such registration statements.

4.             Termination of Evaluation.  If you decide to cease your evaluation of whether to propose a Possible Transaction, you will either return to the undersigned or destroy the original and all copies of the Evaluation Material in your possession or in the possession of your Representatives, and you will destroy all copies of any analyses, compilations, studies or other documents prepared by you or for your internal use which reflect the Evaluation Material; provided, that any analyses, compilations, studies or other documents prepared by you or for your internal use which reflect the Evaluation Material, in lieu of being returned to us, may be destroyed by you (except to the extent such destruction is prohibited). Notwithstanding any obligation to return or destroy the Evaluation Material set forth in this Agreement, you may retain one copy in your legal files for defense, compliance and/or regulatory purposes.

5.             No Publicity.  Each of us agrees, unless otherwise required by law, regulation or legal process and then only after compliance with Section 3 above, not to disclose to any other person the fact that the Evaluation Material has been made available to you or that an evaluation of a Possible Transaction is taking place.

6.             No Representation or Warranty.  Each of us understands and acknowledges that although the Evaluation Material contains information which we believe to be accurate and relevant for the purpose of your evaluation of whether to propose a Possible Transaction, we and our Representatives do not make any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material. Each of us agrees that neither we nor our Representatives shall have any responsibility to you or any of your Representatives relating to or arising from the use of the Evaluation Material, except as may be specifically provided in any agreement that we may subsequently execute.

7.             No Obligation to Propose a Possible Transaction or if Proposed, Consummate a Possible Transaction.  Each of us agrees that unless and until a definitive agreement between us with respect to a Possible Transaction has been executed and delivered (a “Transaction Agreement”), if ever, neither party will be under any legal obligation of any kind with respect to such a transaction by virtue of this Agreement or any written or oral expression with respect to such a transaction by a party or any of its Representatives, except, in the case of this Agreement, for the matters specifically agreed to herein.

8.             No License.  Evaluation Material disclosed hereunder shall at all times remain, as between the parties, our property. No license under any trade secrets, copyrights or other rights is granted by this Agreement or any disclosure of the Evaluation Material hereunder.

9.             Remedies.  Any breach of our mutual understanding with respect to the publicity or any breach of the confidentiality undertaking herein by anyone making any disclosure or misappropriation of Evaluation Material could cause irreparable harm to the non-breaching party, the amount of which would be extremely difficult to estimate. Accordingly, it is understood and agreed that monetary funds would not be a sufficient remedy for any such breach of this Agreement and that specific performance and injunctive relief shall be appropriate remedies for any such breach or any threat of such breach. Such remedies shall not be deemed to be the exclusive remedies for any such breach of this Agreement but shall be in addition to all other remedies available at law or in equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this Agreement has been breached by either party or by its Representatives, then the breaching party will reimburse the non-breaching party for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

10.           Securities Laws.  The parties hereby acknowledge that they are aware that the United States securities laws prohibit any person who has received from an issuer material, non-public information of the type which is the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person will purchase or sell securities. Nothing herein shall be construed as demonstrating that material, non-public information has or will be obtained by you, such determination being made on the facts and circumstances surrounding the information actually received by a person.

11.           Standstill.  Except as contemplated by our discussions, as contemplated by this Agreement or as disclosed by Inland, in accordance with the terms of a Transaction Agreement or the prior written approval by the Board of Directors of CapLease, or pursuant to agreements or arrangements in existence as of the date of this Agreement, subject to the terms of this Agreement, you shall not, directly or indirectly, during the period commencing on the date of this Agreement and continuing until twelve (12) months after termination of negotiations between the parties with respect to a Possible Transaction:

(i)            acquire, or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any securities of CapLease (or direct or indirect rights or options to acquire any securities of the other party);

(ii)           solicit proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended) or the rules or regulations thereunder of proxies or consents (including, without limitation, any consent to call a special meeting of stockholders) with respect to securities of CapLease with regard to any matter or initiate any stockholder proposal with respect to CapLease;

(iii)          seek to (a) control or influence the management or Board of Directors of CapLease with respect to the policies of CapLease, (b) advise, encourage or influence any person with respect to the voting of any securities of CapLease, or (c) induce or in any manner assist any other person to initiate (i) any stockholder proposal with respect to the securities of CapLease, (ii) any change of control of CapLease, (iii) any action for the purpose of convening a meeting of stockholders of CapLease or (iv) any tender or exchange offer for securities of CapLease;

(iv)          make any public announcement or make any private written or oral proposal relating to a tender or exchange offer for securities of CapLease, a business combination (or other similar transaction that would result in a change of control), sale of assets, merger, consolidation, liquidation or other extraordinary corporate transaction involving CapLease or any of its affiliates (each such transaction being referred to herein as an “Acquisition”) or take any action which might require CapLease to make a public announcement regarding any Acquisition;

(v)           deposit any securities of CapLease in a voting trust or subject any securities of the other party to any arrangement or agreement with respect to the voting of securities of the other party;

(vi)          form, join or in any way participate in a partnership, limited partnership, syndicate or other group (or otherwise act in concert with any other person) for the purpose of acquiring, holding, voting or disposing of securities of CapLease or taking any other actions restricted or prohibited under clauses (i) through (v) of this paragraph;

(vii)         enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing;

(viii)        disclose any intention, plan or arrangements inconsistent with the foregoing; or

(ix)           advise, assist or encourage any other person in connection with any of the foregoing.

Notwithstanding anything to the contrary, the obligations of this Section 11 shall terminate with respect to a party in the event there is a public announcement or it otherwise becomes publicly known that (x) CapLease and any person or group have entered into an agreement that, if consummated, would result in that person or group, directly or indirectly, acquiring more than ten percent (10%) (12.5% in the case of Hotchkis & Wiley) of the outstanding capital stock of CapLease or, in any manner, control of its board of directors (including, without limitation, through a solicitation of proxies) or all or substantially all of the assets of CapLease; or (y) a third party or group has made, or has announced its intention to make, an offer to acquire (in any manner), directly or indirectly, more than ten percent (10%) (12.5% in the case of Hotchkis & Wiley) of the outstanding capital stock of CapLease or control of its board of directors (including, without limitation, through a solicitation of proxies) or all or substantially all of the assets of CapLease, without or without the consent of CapLease’s board of directors.

12.           Non-solicitation of Employees.  Each of the parties covenants and agrees that during the period commencing on the date of this Agreement and continuing until twelve (12) months after termination of your evaluation of whether to propose a Possible Transaction, the parties will not, directly or indirectly, employ, or seek to employ the other party’s or other party’s affiliates or subsidiaries’ then-current employees or, solicit, recruit or encourage any of the other party’s or other party’s affiliates or subsidiaries’ then-current employees to terminate their employment with the other party or the other party’s affiliates or subsidiaries; provided, however, that this Section 12 will not prevent either party from (A) causing to be placed any general advertisements in newspapers and/or other media of general circulation (including without limitation advertisements posted on the Internet) that is not targeted specifically at the then-current employees of the other party or its affiliates or subsidiaries; or (B) engaging any recruiting firm or similar organization to identify and solicit persons for employment on behalf of such party, so long as such recruiting firm or organization is not instructed to target any then- current employees of the other party and its affiliates and subsidiaries.

13.           Representatives.  Each of us agrees that our Representatives shall be subject to the terms of this Agreement, and that each of us is responsible for any breach of this Agreement by our respective Representatives.

14.           Term.  Except as provided in Section 11 and Section 12, this Agreement shall become effective when signed by each of us, survive any termination of your evaluation as to whether to propose a Possible Transaction and shall remain in force for one year after termination of your evaluation as to whether to propose a Possible Transaction to us.

15.           Amendments and Waivers.  The Agreement may be amended or modified, and any of the terms or covenants hereof may be waived, only by a written instrument duly executed by each of the parties hereto, or in the case of a waiver, by the party waiving compliance.

16.           Governing Law and Jurisdiction.  This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York. Each party irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Agreement.

17.           Severability.  If any provisions of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provision as applied to other persons, places or circumstances shall remain in full force and effect which is not otherwise material to the parties intentions hereunder.

18.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

Please confirm your agreement with the foregoing by signing and returning this Agreement to the undersigned.

Very truly yours,

CapLease, Inc.

		By:	/s/ Paul C. Hughes
		Name:	Paul C. Hughes
		Title:	General Counsel

ACCEPTED AND AGREED TO AS OF
September 16, 2008: 6:00 PM EST

Inland Capital Markets Group, Inc.

By:	/s/ Laura Clark

Name:	Laura Clark

Title:	Vice President